DCM ADVISORS, LLC
CODE OF ETHICS

1.0 INTRODUCTION

DCM Advisors, LLC (the “Company”) is committed to integrity and the highest ethical standards in all we do. This Code of Ethics sets out the principles and practices that define our ethical standards and the way we do business. This Code of Ethics defines the standards of conduct expected of all employees. The term "employee" in this Code of Ethics is understood to mean officers, directors, employees, and independent contractors. This Code of Ethics has also been designed to comply with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940. Therefore, certain requirements outlined in the Code of Ethics will have specific application to those employees that the Company deems to be Access Persons.1

This Code of Ethics is intended to govern the actions and working relationships of employees with current or potential customers, consumers, other Company employees, competitors, suppliers, government representatives, the media, and anyone else with whom the Company has contact. In these relationships, employees must observe the highest standards of ethical conduct. The success of the Company as a provider of financial services is built upon the trust and confidential relationships maintained between the Company and its customers. Therefore, each employee is expected in all business matters to place the best interests of the Company and its customers, above his or her own self-interest and to discuss with Compliance any proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

This Code of Ethics should be read in conjunction with the Company’s Compliance Policies and Procedures Manual (the “Compliance Manual”). While it does not cover every legal or ethical question that you may face in the course of your employment with the Company, by adhering to this Code of Ethics, the Company’s other policies and procedures, including its Compliance Manual, and applicable laws, rules and regulations, you can demonstrate your commitment to the highest standards of ethical behavior. This Code of Ethics should also be read in conjunction with the code of ethics of the Centaur Investment Trust (the “Trust”). Where the Trust’s code of ethics places a higher standard of conduct or additional obligations on persons providing services to the Trust, DCM employees providing services to the Trust are required to meet such standard and obligations.

1	“Access Person” means (i) any supervised person of the Company who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities or (b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; (ii) any director, officer or partner of the Company; or (iii) such persons as the Chief Compliance Officer will designate.

Every Company employee needs to make sure our day-to-day actions and decisions follow the standards set out herein. Above all, we must put the interests of our clients and the Company above our own.

2.0	YOUR RESPONSIBILITIES AT A GLANCE

2.1	Laws, Rules and Regulations

The Company expects all employees at all times to comply with applicable laws, rules, and regulations. Cooperation with our regulators is of paramount importance. We do so by being open and transparent in our dealings with them.

2.2	Fair Dealing and Fair Competition

At all times, we act fairly, honestly and in good faith with everyone in which we deal. This includes our clients, business partners, competitors, suppliers, the public and each other. We believe in and strive for a level playing field for all.

2.3	Behaving Responsibly and Ethically

Simply following laws, rules and regulations are not always enough. We strive to do what is right and just. Ask yourself whether your behavior fits within this Code of Ethics.

2.4	Sharing, Using and Storing Information

We do not use inside information in a manner for which it was not intended. This information is only shared on a “need-to-know” basis as outlined in the relevant policies and procedures.

Non-public information regarding the Company or its businesses, employees, customers, suppliers or consumers is confidential. We do not purposefully access or view such information without a business justification, disclose such information, or use it for trading in securities or for other personal gain during or after employment, except that employees may use confidential information to perform their job duties.

We follow the highest standard of care to keep client information confidential and protect their privacy rights. We do not share it with anyone who does not have the requisite permission. We maintain and uphold strict data security standards to safeguard client information.

2.5	Internal Accounting Controls

We develop and maintain systems of internal accounting controls that permit the preparation of financial statements in accordance with applicable laws, rules, and accounting principles. We do not directly or indirectly, knowingly falsify or cause to be falsified any book, record or account of the Company. This includes expense accounts, approval of invoices submitted by vendors, records of transactions with customers, records of the disposition of company assets, records of consumers, or any other record.

2.6	Diversity and Inclusion

We believe that people from different backgrounds with differing thoughts and opinions serve as a powerful source for new ideas and experiences. We work to create an inclusive culture where everyone feels welcome and has an equal chance at success. We do not tolerate any kind of discrimination, bullying, or harassment.

2.7	Performance and Reward

We believe in long-term performance and therefore reward our employees for professionalism, integrity, and their pursuit of excellence, versus reward for short-term gains.

2.8	Health and Safety

We do not engage in actions that will put our employees in danger or harm them in any way. We keep our workplace safe by following health and safety rules.

2.9	Violation of this Code of Ethics

Employees that violate this Code of Ethics will be disciplined. Discipline may include a formal warning, formal reprimand, demotion or dismissal.

Ignorance of this Code of Ethics is no excuse for conduct which violates the Code of Ethics. Employees are expected to read this Code of Ethics and be familiar with it. Employees shall also acknowledge their receipt of this Code of Ethics and their understanding and intended compliance with this Code of Ethics, using the acknowledgment in Exhibit A, attached hereto. Questions should be raised to your manager or relevant Legal or Compliance officer.

2.10	Raising Legal and Ethical Concerns/Reporting Misconduct

Employees are encouraged to speak up and report any potential legal or ethical concerns or misconduct through clear channels, without fear of reprisals. Go to your manager or Legal or Compliance officer should you have something to report. Reports of violations of this Code of Ethics should be made pursuant to Section 5.5 hereof.

3.0	PROHIBITED ACTIVITIES

Company employees are prohibited from the following:

•	Warranting or guaranteeing the present or future value or price of any security or that any issuer of securities will meet its promises or obligations.

•	Guaranteeing any client against losses in an account or representing to any client that an employee or the Company will guarantee the client against such losses. (See also NYSE Rule and FINRA Rule 3240)

•	Rebating, directly or indirectly, to any person or entity, any part of the employee’s compensation for business sought or procured. (See also NYSE Rule 353)

•	Sharing directly or indirectly, in profits or losses in an account of a client of the Company or of any other broker-dealer without the prior written approval of a supervisor and Compliance.

•	Lending money to or borrowing money from a client without the prior written approval of a supervisor and Compliance.

•	Arranging a borrowing/lending relationship between clients of the Company without the prior written approval of a supervisor and Compliance.

•	Effecting any transaction in, or inducing the purchase or sale of, any security by means of any manipulative, deceptive or other fraudulent device or contrivance. (FINRA Rule 2020)

•	Providing false information to clients.

•	Entering orders for, or otherwise facilitating, the execution of client orders for another employee not properly registered with an SRO or state.

•	Giving tax, accounting, or legal advice to clients, who should be advised to consult their own tax, accounting or legal advisors.

•	Agreeing to any departure from, or alteration of, any provision of a client’s account agreement with the Company without the prior written consent of Compliance or internal Legal Counsel.

•	Signing the name of a client or any other person to any document or allowing any person to sign a document for another person.

•	For non-discretionary accounts, entering or executing an order without specific client authorization.

•	Purchasing new issues (IPOs) in a personal account or an account of a family member covered by FINRA rules.

•	Knowingly assisting (or willfully ignoring) a client in any action that aims to mislead tax authorities, unlawfully evade taxes, or violate currency movement regulations, whether a United States or foreign law is violated.

•	Engaging in pre-arranged or tax switching trades, including any activity that would be deemed a “wash sale,” including trades where the beneficial owner does not change.

•	Participating in or assisting clients in “marking the close” transactions (i.e., trades executed at or just before the market close to print favorable prices for inappropriate purposes such as inflating position valuations or avoiding margin calls).

•	Taking advantage of a contemplated or pending client transaction by first entering an order for an employee related personal account.

•	Piggybacking, that is, entering transactions after a client trade to take advantage of perceived expertise or knowledge of the client. However, this restriction does not prohibit an employee from trading in a security if he can demonstrate that he has an independent basis for doing so.

•	Recommending a security or trading a security in personal, related or client accounts, while aware of or in possession of confidential or inside information.

•	Acting as a personal custodian of securities, money or other property of a client. Company policy further prohibits employees from acting both as a broker and as executor or administrator of an estate of a client or as a trustee of a trust created by a client.

•	Acting as a director or officer of any organization without the prior written approval of a supervisor and Compliance.

•	Engaging in any outside business activities, civic activities, outside financial interests, and private securities transactions (including new offerings of securities which are not registered with the SEC) with or without compensation, without the prior written approval of a supervisor and Compliance, and, where required, of any applicable SRO. This prohibition also extends to any activity outside the Company involving writing, broadcasting, lecturing or teaching.

•	Engaging in any outside activity in such a way as to give an impression or appearance that the Company is associated with, is participating in or has approved such activity, without the prior written approval of a supervisor and Compliance.

•	Giving any gratuity of more than $100.00 per year to anyone in the securities or financial industry or in the media. (See also FINRA Rule 3220 and the FINRA Code of Conduct and Ethics)

•	Accepting any form of compensation from persons outside the Company (including gifts, bonuses, or fees) without the prior approval of Compliance.

•	Offering favorable terms and/or conditions to receive favored treatment from any foreign government, entity or persons.

•	Making contributions of funds, goods or services at less than the usual and normal charge for any political activities or political organizations or persons or municipalities. Foreign political and municipal contributions are strictly prohibited without the prior approval of Compliance.

•	Entertaining clients in a manner that could be viewed as lavish or excessive. All entertainment must be reasonable and in accordance with FINRA guidance.

•	Reproducing or distributing materials to anyone outside the Company that are intended, or marked “For Internal Use Only” or “For Internal Distribution Only.”

•	Disclosing to anyone outside the Company nonpublic information concerning the Company companies or clients, except as required by law.

•	Using the Company’s electronic communications facilities, including e-mail and internet/intranet systems, to participate in chat rooms, message boards and bulletin boards.

•	Engaging in public speaking engagements unless approved by Compliance.

•	Taking for oneself personal opportunities that are discovered through the use of Company proprietary, non-public information (such as processes, programs, software, and business information and plans) about the Company or its businesses, or position, even if developed by the employee either within or outside of the employee’s area of responsibility, or using corporate property, information or position for personal gain, or competing with the Company.

•	Taking unfair advantage of any customer, supplier, competitor, or other Company counterpart through manipulation, concealment, abuse of privileged information, misrepresentation of material fact, or any other unfair dealing or practice.

•	Soliciting or demanding anything of value from any person in conjunction with the performance of the employee’s duties to the Company (other than normal compensation received from the Company).

•	Accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of the Company’s business, in connection with any business or transaction involving the Company.

•	Purposefully viewing or using confidential information about the Company or its businesses, employees, or customers, consumers or suppliers without a valid business reason, for personal benefit or disclosing such information to others outside of job duties.

•	Misusing the Company’s information technology and electronic communications system, including accessing or distributing pornographic or other distasteful information or materials containing offensive, sexually explicit or harassing language, sending chain letters, or conducting excessive personal business.

•	Permitting Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, used, or intercepted in an unauthorized manner.

•	Purchasing property, whether real, personal or intangible, from the Company without the approval of his or her supervisor or other designated senior officer unless the Company makes a general offer of extraneous company property to employees on a non-discriminatory basis.

•	Selling property or services to the Company unless approved by Compliance which will ascertain the reasonableness of the selling price.

•	Engaging or investing in any business that directly or indirectly competes with services provided by the Company or any subsidiary of the Company, except where such investment represents insignificant ownership in a publicly traded company and such investment is as a passive investor.

•	Knowingly benefiting from an error, including but not limited to payment of compensation (including incentive plan payments) or travel and entertainment expense reimbursement, without disclosing that error.

•	Failing to notify the Chief Compliance Officer immediately about, or attempting to settle, any client complaints on your own.

•	Doing any of the above actions indirectly through another person.

Additional information concerning these general prohibitions and others may be found in the relevant sections of the respective Compliance policies and procedures.

4.0 RELEVANT DEFINITIONS

“Access Person” means:

(i)	Any supervised person of the Company:

(a)	who has access to nonpublic information regarding any clients’ purchase or sale of securities; or

(b)	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;

(ii)	All of the Company’s directors, officers, and partners; or

(iii)	Such other persons as the Chief Compliance Officer will designate.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Access Person, an Account:

(i)	Of any Family Member of the Access Person;

(ii)	For which the Access Person acts as a custodian, trustee or another fiduciary;

(iii) Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the 1934 Act nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

(iv)	Of any Access Person of the Company.

“Associated Person” of the Company means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Company.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in Rule 16a- 1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

“Client Account” means any account for which the Company provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company unless this power is solely the result of an official position with the company.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Family Member” of an Access Person means:

(i) That person’s spouse or minor child who resides in the same household;

(ii) Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;

(iii) Any relative dependent on the Access Person for financial support; and

(iv) Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rules 504, 505 or 506 under the 1933 Act.

“Material Non-Public Information”

(i) Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

(ii) Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Securities and Exchange Commission or appearing in publications of general circulation would be considered public information.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code of Ethics, but does not include:

(i) Direct obligations of the Government of the United States;

(ii) Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality, short-term debt instruments, including repurchase agreements;

(iii) Shares issued by money market funds;

(iv) Shares issued by other mutual funds; and

(v) Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

“Restricted Security” means any Security on the Company’s Restricted Security List. In general, this list will include securities of public companies which are clients of the Company, or whose senior management are clients of the Company.

“Rumor” means a false or misleading statement or a statement without a reasonable basis. A statement will not be considered a “Rumor” if it is clearly an expression of an individual’s or the Company’s opinion.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Supervised Person” as defined under the Investment Adviser’s Act means any (i) employee, partner, officer, manager or director working for the Company or other employee occupying a similar status or performing a similar function; and (ii) any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control.

5.0	RULE 204A-1 OF THE INVESTMENT ADVISERS ACT OF 1940

Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) requires registered investment advisers to adopt and enforce codes of ethics applicable to their Supervised Persons.

The Advisers Act defines Supervised Person as any (i) employee, partner, officer, manager or director working for the Company or other employee occupying a similar status or performing a similar function; and (ii) any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control. For purposes of this Code of Ethics, Supervised Person and Access Person will be used interchangeably as the Company deems all Supervised Persons to be Access Persons.

The rule is designed to prevent fraud by reinforcing the fiduciary principles that must govern the conduct of investment adviser firms and their personnel. In accordance with the Advisers Act, this Code of Ethics contains certain minimum provisions, including:

5.1	Standards of Business Conduct

This Code of Ethics is intended to establish standards of conduct that are expected of the investment adviser’s Supervised Persons and reflects the investment adviser’s fiduciary duties. Supervised Persons are required to acknowledge, in writing, receipt of a copy of the Code of Ethics and any amendments. Rule 204A-1(a)(1), 204A-1(a)(5).

5.2	Compliance with Federal Securities Laws

This Code of Ethics requires that all Supervised Persons comply with applicable federal securities laws. Rule 204A-1(a)(2).

5.3	Personal Securities Reporting and Review

This Code of Ethics requires certain Supervised Persons, called “Access Persons” to report their personal securities holdings and transactions, including transactions in mutual funds advised by the adviser or an affiliate. The Company must review such reports. Rule 204A-1(a)(3).

5.4	Pre-Approval of Certain Transactions

This Code of Ethics requires Access Persons to pre-clear certain personal investments. Rule 204A- 1(c).

5.5	Reporting of Code of Ethics Violations

This Code of Ethics requires all Supervised Persons to report, promptly, any violations of the Code of Ethics, including their own personal violations and violations they believe other employees have committed to the Company’s Chief Compliance Officer and, where appropriate, to their manager. Rule 204A-1(a)(4).

6.0	SUPERVISED PERSON OBLIGATIONS

6.1	Standards of Business Conduct

This section of the Code of Ethics is based upon the principle that, in providing investment advisory services, the Company and its Supervised Persons owe a fiduciary duty to its clients for which the Company serves as an investment adviser. This means that all Supervised Persons providing investment advisory services must comply with the following guidelines (in addition to those articulated throughout this document):

6.1a.	Place the Interest of the Company Clients First

Supervised Persons involved in investment advisory services must avoid serving their own personal interests ahead of the interests of our clients. Supervised Persons involved in investment advisory services are expected to act solely for the benefit of the Company clients and not be influenced by personal interests that may result from other individual or business concerns.

6.1b	Conduct All Personal Securities Transactions in Full Compliance with this Code

Employees must comply with the Code’s requirements governing personal securities transactions.

6.1c	Avoid Taking Inappropriate Advantage of a Position at the Company

Supervised Persons should not accept inappropriate gifts, favors or gratuities that would influence his or her decision makings or that could call into question the independence of his or her judgment. Further, Supervised Persons should not take, directly or indirectly, inappropriate advantage nor abuse their fiduciary duties, such as misuse material, nonpublic information.

6.1d	Comply with Federal Securities Laws and regulations

Supervised Persons are not permitted to:

(i)	Defraud a client in any manner;

(ii)	Mislead a client, including making a statement that omits material facts;

(iii)	Engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon a client;

(iv)	Engage in any manipulative practice with respect to a client;

(v)	Engage in any manipulative practices with respect to securities, including price manipulation; or

(vi)	Otherwise, violate applicable Federal Securities Laws.

6.1e	Avoid Conflicts of Interest

A Supervised Person who intends to engage in activities that he or she reasonably believes would result in a potential conflict of interest must seek pre-approval from his or her Supervisor and Legal or Compliance prior to engaging in such activities.

6.1f	Familiarize Himself/Herself with the Compliance Policies and Procedures

It is the responsibility of each Supervised Person to read and familiarize himself/herself with all compliance policies and procedures, particularly those policies and procedures that specifically relate to a part of his or her job responsibility and including those in the Company’s Compliance Manual. All Supervised Persons are required to comply with the requirements set forth therein.

6.2	Conflicts of Interest

Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of the Company and its clients. To avoid conflicts with the interests of clients, Access Persons may not provide investment advice (i.e., advice as to the value of securities or as to the advisability of investing in, purchasing or selling securities) or portfolio management services to any person or investment club, other than a Company client, under any circumstances unless that arrangement is disclosed to and approved in accordance with relevant Company policy.

In addition, the following specific business activity requirements apply to all employees:

6.2.1	Gifts and Entertainment

Employees are expressly prohibited from soliciting, demanding or accepting anything of value with the intent to be influenced or rewarded in connection with any business transaction or relationship involving the Company. For more information refer to the Gifts, Gratuities and Entertainment section of the Compliance Manual.

6.2.2	Bequests

An employee must report to Compliance any potential bequest in excess of $100.00 to the employee under the will or trust instrument of a customer, vendor or supplier of the Company, whether or not the Company is the fiduciary named under such instrument, unless the customer, vendor, or supplier is a member of the employee’s immediate family. Bequests in excess of

$100.00 must be reported to Legal and Compliance subject to the approval of the employee’s immediate supervisor and Compliance.

6.2.3	Outside Business Affiliations

Outside business affiliations may create actual or perceived conflicts of interest. Generally, employees are expected to devote their full time and ability to the Company and its clients during regular working hours and such additional time as may be required. However, employees may be permitted to engage in outside business affiliations so long as it does not interfere with or disrupt the performance of his or her duties with the Company and appropriate approval has been granted. If an employee is considering engaging in any outside business activity, whether or not for compensation, such employee must seek pre-approval from Legal and Compliance, as well as the employee’s immediate supervisor.

Certain outside business activities and affiliations for investment adviser personnel must be disclosed on Form ADV Part 2B Brochure Supplement. For more information, contact Compliance.

6.2.4	Rules for Dealing with Government Officials and Political Candidates

It is the policy of the Company to at all times comply fully with US Federal and State election laws, securities laws and the Advisers Act regarding political contributions. These laws and policies may be very broad and encompass both cash and noncash contributions, as well as other politically related activities. Even inadvertent violations may result in lost advisory fees, limitations on new business, fines and regulatory actions. Employees are required to pre-clear all political contributions.

6.2.5	Anti-Bribery and Anti-Corruption

Employees are prohibited from offering, promising, giving, requesting, accepting or agreeing to receive a bribe of any kind in any form. In addition, complicity with or willful blindness to bribery and corruption is a violation of Company policy and may constitute a criminal offense.

6.3	Personal Accounts

Each Access Person is required to disclose all brokerage accounts, including all employee-related accounts (collectively referred to as “Personal Accounts”), to the Company Compliance within 10 calendar days of his or her start date or the date when he or she is are designated as an Access Person. This disclosure requirement includes accounts that are fully managed by a third-party broker-dealer, bank, or investment adviser, where an Access person does not have any discretion over the investment selections for the account through recommendation, advice, pre-approval, or otherwise.

All employees must seek approval from the Company’s Compliance department prior to opening a personal account.

6.4	Timing of Personal Transactions

No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account. If the Company is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

Notwithstanding the above, Access Persons may effect transactions for themselves at the same time as clients as part of a block trade, in accordance with the Rules and the Company’s Compliance Manual.

6.5	Trading in the Stock of Company Customers

No employee may invest in the securities of a customer of the Company if the employee participates in or is expected to participate in transactions involving, or is responsible for, extensions of credit to the customer or if the customer’s securities are publicly traded and the employee has non-public information concerning the customer at the time of the proposed investment. If the employee participates in or is responsible for decisions involving non-credit business transactions with the customer, the employee must comply with any investment policy applicable to the employee’s line of business before making an investment in the customer’s securities. In no case may the employee invest in the customer’s securities until after making disclosure of the proposed investment to the employee’s immediate supervisor, to the person approving the transaction with the customer, and Compliance.

6.6	Trading in the Stock of Suppliers or Vendors

No employee may invest in the securities of a supplier or vendor if the employee participates or is expected to participate in or is responsible for decisions involving business transactions with the supplier or vendor or if the securities are publicly traded, and the employee has nonpublic information about the supplier or vendor at the time of the proposed investment. If an employee has an existing investment in the securities of a supplier or vendor of the Company and such employee participates or is expected to participate in or is responsible for decisions involving business transactions with the vendor or supplier, the employee shall promptly disclose the investment to his or her immediate supervisor and Compliance, and shall refrain from further participation in such decisions unless expressly authorized in writing by his or her immediate supervisor and Compliance.

An employee may make an insubstantial investment in the publicly traded securities of a supplier or vendor even though such employee participates or is expected to participate in or is responsible for decisions involving the supplier or vendor if the employee obtains the prior approval of the employee’s immediate supervisor and Compliance.

6.7	Improper Circulation of Rumors

No employee may originate or circulate any Rumor concerning any Security that the Associated Person knows or has reasonable grounds for believing is false or misleading and is likely to improperly influence the market price of a Security. The following activities are not prohibited:

•	Discussion of Rumors that are published and widely circulated;

•	Discussion of Rumors among other financial services professionals when discussing market or trading conditions; and

•	Discussion with others for the purpose of verifying, or inquiring into the truthfulness or accuracy of a Rumor.

6.8	Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Associated Person:

•	while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

•	may disclose material nonpublic information about a company to any person except for lawful purposes; or

•	may purchase or sell any Restricted Securities, found on the Restricted Securities List for as long as the publicly traded company (or any member of its senior management) is a client of the Company unless expressly approved in advance by the Chief Compliance Officer.

6.9	Privacy

Except as permitted by law, employees are generally restricted from accessing, sharing or using certain information across Company affiliates and from sharing information with external third parties. Absent a valid business purpose; employees must not view or request access to information.

For specific information about privacy requirements, see Customer Privacy Policies and Procedures in the chapter COMMUNICATIONS WITH THE PUBLIC.

6.10	Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

6.11	Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining preclearance and approval from the Chief Compliance Officer.

7.0	REPORTING

An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

7.1	Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report as set forth on Exhibit A with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•	The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and the principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•	The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

7.2	Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, a Transaction Report as set forth on Exhibit B for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

•	The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition);

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is being submitted by the Access Person.

7.3	Annual Holdings Reports

At least once, in a twelve (12) month period by a date specified by the Chief Compliance Officer, a Certification and Holdings Report as set forth on Exhibit A with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

•	The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and the principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•	The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

7.4	Exceptions From Reporting Requirements

An Access Person need not submit:

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;

•	A Transaction Report with respect to transactions effected pursuant to an automatic investment plan;

•	A Transaction Report or Holdings Report if the report would duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as the Company receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

7.5	Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.

7.6	Annual Certification of Compliance

Each Access Person must submit annually, a Certification and Holdings Report (unless the Holdings Report would duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as the Company receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place) as set forth on Exhibit A by a date specified by the Chief Compliance Officer, that the Access Person:

•	Has received, read and understood this Code of Ethics and recognizes that the Access Person is subject to the Code;

•	Has complied with all of the requirements of this Code of Ethics; and

•	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.

7.7	Legal or Regulatory Proceedings

All Company personnel (including, but not limited to, Access Persons) will immediately notify the Chief Compliance Officer if they become the subject of a complaint or legal action involving:

•	Any arrest, summons, subpoena, indictment or conviction for a criminal offense;

•	An investigation or governmental proceeding;

•	Any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;

•	Any litigation or arbitration;

•	Any bankruptcy proceedings; or

•	Any other disciplinary event which Company personnel believes may be material to the employee’s employment at the Company.

8.0	CONFIDENTIALITY

8.1	Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for his or her own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with the Associated Person’s employment or as may be consented to in writing by the Chief Compliance Officer. These provisions will continue in full force and effect after termination of the Associated Person’s relationship with the Company, regardless of the reason for such termination.

8.2	Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Company. However, reports of transactions and other information obtained under this Code of Ethics may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Company. Furthermore, in the event of violations or apparent violations of the Code of Ethics, information may be made available to appropriate management and supervisory personnel of the Company, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

9.0	SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Company’s Chief Compliance Officer or his or her designee may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Company or referral to civil or criminal authorities.

10.0	DUTIES OF THE CHIEF COMPLIANCE OFFICER

10.1	Identifying and Notifying Access Persons

The Chief Compliance Officer (or his or her designee) will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.

10.2	Providing Information to Access Persons

The Chief Compliance Officer (or his or her designee) will provide advice, with the assistance of counsel if necessary, about the interpretation of this Code of Ethics.

10.3	Revising the Restricted Securities List

The Chief Compliance Officer (or their designee) will ensure that the Restricted Securities List is updated as necessary.

10.4	Reviewing Reports

The Chief Compliance Officer (or his or her designee) will be responsible for ensuring that reports submitted by each Access Person are reviewed to determine whether there may have been any transactions prohibited by this Code of Ethics.

10.5	Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining preclearance for certain activities and submitting any required forms and/or reports. The Chief Operations Officer will be responsible for ensuring the compliance of the Chief Compliance Officer with the Code of Ethics.

11.0	BOOKS AND RECORDS

In its books and records, the Company will maintain in an easily accessible place all documents related to the Code of Ethics including:

•	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

•	A record of any violation of the Code of Ethics, and of any action taken as a result of such violation, shall be preserved for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Company;

•	A record of each Access Person report described in the Code of Ethics shall be preserved for a period of not less than five years following the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

•	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

•	A record of any decision and the reasons supporting the decision, to approve the Acquisition of Beneficial Ownership in any Security in an Initial Public Offering or Limited Offering, for at least five years after the end of the fiscal year in which the approval was granted.

EXHIBIT A

EMPLOYEE CODE OF ETHICS CERTIFICATION FORM

For Initial and Annual Employee Certifications

Check the Appropriate Box

_______I hereby acknowledge receipt of a copy of the Code of Ethics for DCM Advisors, LLC (the “Code”). I have read, understand and am familiar with the Code. I recognize that I am subject to the Code and agree to comply with all provisions of the Code applicable to me.

_______I hereby acknowledge that I have read, understand and am familiar with the Code. I recognize that I am subject to the Code and further state that I have complied with all provisions of the Code applicable to me since my last annual certification, including disclosure of all personal securities transactions, holdings and accounts required to be reported under the Code.

Signature	Date

Name (Print)

INSTRUCTIONS: Return this Certification within 10 days of receipt to the CCO or his/her designee. You should keep your copy of the Code.